Exhibit 99.1

DIAMOND Mouse Model is Latest in a String of Nonclinical Studies Confirming the Antifibrotic Effects of Hepion Pharmaceutical’s Lead Drug, CRV431

EDISON, N.J., March 23, 2021 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA, “Hepion”), a clinical stage biopharmaceutical company focused on Artificial Intelligence (“AI”) - driven therapeutic drug development for the treatment of non-alcoholic steatohepatitis (“NASH”) and liver disease, today announced positive results from an in vivo study of CRV431 in a Diet-Induced Animal Model Of Non-alcoholic fatty liver Disease (“DIAMOND”).1

It is estimated by the National Institutes of Health, that between 3% - 12% of the U.S. adult population has NASH.2 There are currently at least 90 drug candidates targeting NASH in various stages of development.3 The majority of these drug candidates are designed to target metabolic perturbations leading to the pathogenesis of NASH and thereby seek to normalize glycemic control, lipid metabolism, and insulin resistance, to name a few. Few drug candidates directly target fibrosis, either through fibrogenesis and/or fibrolysis, despite fibrosis being a major prognostic indicator of liver-related and overall mortality.4 Hepion’s clinical drug candidate, CRV431 administered once daily orally, seeks to target fibrosis, and the company’s latest in vivo animal study further lends validity to this mechanism.

“Nonclinical animal efficacy models have been designed to recapitulate human disease. However, questions remain regarding the validity of these models and whether they are truly predictive of clinical efficacy outcomes,” commented Dr. Daren Ure, Hepion’s Chief Scientific Officer. “This uncertainty can be partly alleviated by performing nonclinical studies in many different types of experimental models to test the robustness of a drug’s effects. For this reason, we have conducted 9 individual animal studies of fibrosis and found consistent and statistically significant antifibrotic effects of CRV431 in every one of these studies. Antifibrotic activity has also been observed in previously reported studies conducted by an independent U.K. laboratory that studied explanted liver and lung tissues taken from human donors. Taken together, these animal and human tissue experiments give us a great deal of confidence that CRV431 has beneficial antifibrotic effects that are expected to be borne out clinically.”

“The results obtained with the DIAMOND mouse experiment confirm, once again, that CRV431 is a potent antifibrotic agent,” commented Dr. Philippe Gallay, Professor of Immunology, at the Scripps Research Institute in San Diego. “This model of NASH was originally developed by Dr. Arun Sanyal, a global leader in the development and treatment of therapies for NASH. In this study, our laboratory established NASH by feeding animals with a fat- and sugar-enriched Western diet for 34 weeks, followed by 8 weeks treatment with oral dosing of CRV431 or two comparator drugs, obeticholic acid and elafibranor. Fibrosis was reduced, as determined using Picrosirius Red staining, by 47% with CRV431, 35% with obeticholic acid, and 37% with elafibranor, relative to vehicle controls. A 47% reduction in fibrosis with CRV431 is an incredible result, and this highlights that a relatively short course of CRV431 treatment can exert beneficial effects at an advanced stage of liver disease in a model having many similarities to human NASH.”

A summary of CRV431’s nonclinical in vivo antifibrotic activity is shown in the following table:

Model	Oral Dose (animal)	Dosing Duration	Fibrosis Reduction (Organ)	Statistical Significance
DIAMOND	50 mg/kg (mouse)	8 weeks	47% (liver)	Significant p<0.0001
Streptozotocin (“STAM”) plus High Fat Diet (“HFD”)	20 mg/kg (mouse)	3 weeks	57% (liver)	Significant p<0.01
STAM plus HFD	50 mg/kg (mouse)	6 weeks	46% (liver)	Significant p=0.03
STAM plus HFD	50 mg/kg (mouse)	11 weeks	37% (liver)	Significant p=0.01
STAM plus HFD	50 mg/kg (mouse)	10 weeks	44% (liver)	Significant p=0.014
Western Diet + CCl4	50 mg/kg (mouse)	6 weeks	82% (liver)	Significant p<0.0001
Thioacetamide	40 mg/kg (rat)	9 weeks	48% (liver)	Significant p=0.008
CCl4	50mg/kg (mouse)	6 weeks	43% (liver)	Significant p=0.005
Unilateral Ureteral Obstruction	50 mg/kg (mouse)	2 weeks	42% (kidney)	Significant p=0.0006

Dr. Patrick Mayo, Hepion’s Senior Vice-President, Clinical Pharmacology and Analytics continued, “As previously reported, we have completed the 75 mg dosing cohort with CRV431 in our ongoing Phase 2a clinical study in NASH subjects, and recruitment is continuing for the 225 mg dosing cohort. While this 28-day trial is focused on the safety and pharmacokinetics of CRV431, the data show that 75 mg CRV431 dosing decreased serum transaminases (ALT, AST) from baseline, consistent with a beneficial effect on the liver. Histologic changes are not being evaluated in this study due to the short duration of treatment, but additional evidence of therapeutic effects is being sought from an extensive multi-omics program. Thousands of genes, proteins, and lipids from patients are being monitored and analyzed with Hepion’s AI-POWR™ platform to look for potential biomarkers and early signs of CRV431 efficacy that may translate to structural and functional improvements to patient livers over the longer term. Similar multi-omic studies in DIAMOND and other nonclinical models help to strengthen predictions to apply to future clinical studies.”

“Overall, this is all about developing a comprehensive risk mitigation strategy in our drug development program,” commented Dr. Robert Foster, Hepion’s Chief Executive Officer. “We know that drug development is expensive, time-consuming, and risky. Broadly speaking, companies like Hepion are faced with two major risk hurdles – drug development risk and financing risk. We recently significantly mitigated our financing risk via a successful public offering, and now we believe we are helping reduce our clinical development risk by employing numerous nonclinical efficacy models, including the recent DIAMOND model, human explanted liver tissues, and our proprietary AI.”

Dr. Foster concluded, “We are relying on the expertise of our highly experienced team to effectively use all available tools to maximize the chances of CRV431’s clinical success. In that regard, we look forward to the top-line read-out of our Phase 2a NASH study in the near future.”

1 https://doi.org/10.1016/j.jhep.2016.05.005

2 Bell, J. No one knows the size of the NASH market. BioPharma Dive. https://www.biopharmadive.com/news/no-one-knows-the-size-of-the-nash-market/554240/ (2019).

3 Nonalcoholic Steatohepatitis Drug Pipeline Analysis Review, 2020. DelveInsight Business Research LLP.

4Taylor, R.S.; Taylor, R.J.; Bayliss, S., et al. Association Between Fibrosis Stage and Outcomes of Patients with Nonalcoholic Fatty Liver Disease: A Systematic Review and Meta-Analysis. Gastroenterology, 2020, 158(6):1611-1625.

About Hepion Pharmaceuticals

The Company's lead drug candidate, CRV431, is a potent inhibitor of cyclophilins, which are involved in many disease processes. CRV431 is currently in clinical-phase development for the treatment of NASH, with the potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. CRV431 has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH; and has demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms, in nonclinical studies.

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence - Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to CRV431, potentially shortening development timelines and increasing the delta between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing Phase 2a NASH program, Hepion will use the platform to identify additional potential indications for CRV431 to expand the company's footprint in the cyclophilin inhibition therapeutic space.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com